Artisan Funds, Inc.
1940 Act File No. 811-8932
Report on Form N-SAR for the period ended March 31, 2007
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Sub-Item 77D:     Policies with respect to security investments


      On January 1, 2007, the lower market capitalization limit for companies in which Artisan Small Cap Fund may invest changed from $200 million to $300 million. The changes were incorporated into Artisan Funds' prospectus dated January 1, 2007.